SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Copy
10700 Bren Road West
Minnetonka, Minnesota 55343
Dear Stockholder:
On behalf of the board of directors of American Medical Systems Holdings, Inc., I am pleased to invite you to attend our 2006 Annual Stockholders Meeting. The meeting will be held on Thursday, May 4, 2006, at 10:00 a.m., central time, in our offices at 10700 Bren Road West, Minnetonka, Minnesota.
Our board of directors unanimously recommends that you vote FOR each of the director nominees, and FOR each of the proposals set forth in the attached Notice of Annual Stockholders Meeting and Proxy Statement, and believes that such a vote is in the best interests of AMS and its stockholders. Accordingly, we urge you to carefully review the accompanying materials and promptly vote your shares.
We hope you will attend the Annual Meeting. Your vote is important to us. Whether or not you attend personally, we urge you to complete, sign and date the enclosed proxy card, and return it in the enclosed envelope in order to have your shares represented and voted at the Annual Meeting. If you do attend, your proxy can be revoked at your request in the event you wish to vote in person.

Very truly yours,

Martin J. Emerson
President and Chief Executive Officer
April 6, 2006

Preliminary Copy
10700 Bren Road West
Minnetonka, Minnesota 55343

NOTICE OF ANNUAL STOCKHOLDERS MEETING
TO BE HELD THURSDAY, MAY 4, 2006

TO THE STOCKHOLDERS OF AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.:
The 2006 Annual Stockholders Meeting of American Medical Systems Holdings, Inc. (“AMS”) will be held on Thursday, May 4, 2006, at 10:00 a.m., central time, in our offices at 10700 Bren Road West, Minnetonka, Minnesota, for the following purposes:
1.	To elect two directors, each to serve for a three-year term, or until their successors are elected and qualified.

2.	To consider and act upon a proposal to approve and adopt the Second Amended and Restated Certificate of Incorporation, which not only restates and integrates, but also amends the provisions of our Amended and Restated Certificate of Incorporation, as amended, to eliminate the currently authorized 20,000,000 shares of non-voting common stock and 5,000,000 shares of undesignated preferred stock, of which no shares are issued and outstanding, and to make other minor conforming changes and corrections.

3.	To consider and act upon a proposal to ratify the selection of Ernst & Young LLP as our independent auditors for 2006.

4.	To transact other business if properly brought before the Annual Meeting or any adjournment thereof.
Only stockholders of record as shown on the books of AMS at the close of business on March 22, 2006, will be entitled to vote at the Annual Meeting or any adjournment thereof. Stockholders are entitled to one vote for each share held of record at that time. The Proxy Statement and accompanying proxy card will first be mailed to stockholders on or about April 6, 2006.

April 6, 2006	By Order of the Board of Directors

Carmen L. Diersen Secretary

NOTICE OF ANNUAL STOCKHOLDERS MEETING
INFORMATION CONCERNING THE ANNUAL MEETING
VOTING OF SHARES
HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS
ELECTION OF DIRECTORS
PROPOSAL 1
ADOPTION OF AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
PROPOSAL 2
EXECUTIVE COMPENSATION AND OTHER BENEFITS
PRINCIPAL STOCKHOLDERS AND MANAGEMENT BENEFICIAL OWNERSHIP
CERTAIN TRANSACTIONS
RATIFICATION OF AUDITORS
PROPOSAL 3
AUDIT AND NON-AUDIT FEES
OTHER BUSINESS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSALS FOR THE NEXT ANNUAL MEETING
DIRECTOR NOMINATIONS
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
ANNUAL REPORT
APPENDIX A
APPENDIX B

Preliminary Copy
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
10700 Bren Road West
Minnetonka, Minnesota 55343

Proxy Statement for
Annual Stockholders Meeting
Thursday, May 4, 2006

INFORMATION CONCERNING THE ANNUAL MEETING
     The Annual Stockholders Meeting of American Medical Systems Holdings, Inc. will be held on Thursday, May 4, 2006, at 10:00 a.m., central time, in our offices at 10700 Bren Road West, Minnetonka, Minnesota. Please see the attached Notice of Meeting for the purposes of the meeting.
     A proxy card is enclosed for your use. You are solicited on behalf of the board of directors to MARK, SIGN AND DATE THE PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. Postage is not required if mailed within the United States. We will pay the cost of soliciting proxies, including preparing, assembling and mailing the proxies. We will also pay the cost of forwarding such material to the beneficial owners of our voting common stock. Our directors, officers, and regular employees may, for no additional compensation, solicit proxies by telephone or personal conversation. We may reimburse brokerage firms and others for the expenses of forwarding proxy materials to the beneficial owners of our common stock.
     Any proxy card given in response to this solicitation and received in time for the Annual Meeting will be voted according to the instructions given in the proxy card. Any stockholder giving a proxy may revoke it at any time before its use at the Annual Meeting by:
•	giving written notice of revocation to our Secretary before the Annual Meeting or at the Annual Meeting before the proxy card is used;

•	submitting another duly executed proxy card with a later date; or

•	appearing at the Annual Meeting and voting his or her stock in person.
     We expect to mail this proxy statement, the proxy card and notice of meeting to our stockholders on or about April 6, 2006.
VOTING OF SHARES
     Our board of directors has fixed the close of business on March 22, 2006, as the record date for determining the stockholders of AMS who are entitled to notice of and to vote at the Annual Meeting. On March 22, 2006, we had ___ shares of common stock issued and outstanding. For each share of common stock that you own of record at the close of business on March 22, 2006, you are entitled to one vote on each matter voted on at the Annual Meeting. The holders of shares of common stock do not have cumulative voting rights.
     Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock (___ shares) is required for a quorum to conduct business. In general, shares of common stock represented by a properly signed and returned proxy card will count as shares present at the Annual Meeting to determine a quorum. This is the case regardless of whether the card reflects votes withheld from the election of directors or abstentions (or is left blank) or reflects a “broker non-vote” on a matter. A proxy card reflecting a broker non-vote is any proxy card that is returned by a broker on behalf of its beneficial owner customer and not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote.

     Assuming a quorum is present at the Annual Meeting, each director nominee will be elected by a plurality of the votes cast in person or by proxy as described in Proposal 1. The two director nominees receiving the highest vote totals will be elected. Votes withheld from the election of director nominees, therefore, will not affect election of the nominees receiving the highest vote totals. The affirmative vote of a majority of our total shares of common stock outstanding and entitled to vote as of March 22, 2006 is required to approve the Second Amended and Restated Certificate of Incorporation described in Proposal 2. All other business that may properly come before the Annual Meeting, including the ratification of the selection of Ernst & Young LLP as our independent auditors for 2006 as described in Proposal 3, requires the approval of a majority of the shares voting in person or by proxy on that proposal. You may vote for or against a proposal, or may abstain from voting on a proposal. You may vote for all nominees for director, or withhold authority to vote for all or certain nominees. Shares voted as abstaining on a proposal will be treated as votes against the proposal. Broker non-votes on a proposal will be treated as shares not entitled to vote on that proposal and, therefore, will not be counted as voted shares.
     Shares of common stock represented by properly executed proxy cards will be voted as directed on the proxy cards. Proxies signed by stockholders, but lacking any voting instructions, will be voted in favor of each nominee for director and in favor of each other proposal. The proxies named on the proxy card will use their judgment to vote such proxies on any other business that may properly come before the Annual Meeting.
HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS
     The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents. This rule allows us to send a single set of our annual report and proxy statement to any household at which two or more AMS stockholders reside if we believe that the stockholders are members of the same family. Some banks, brokers, and other intermediaries may be participating in this practice of “householding” proxy statements and annual reports. This rule benefits both our stockholders and us. It reduces the volume of duplicate information received at your house and helps us reduce our expenses. Each stockholder, however, will continue to receive individual proxy cards or voting instruction forms.
     If your household has previously received a single set of disclosure documents, but you would prefer to receive your own copy this year or in future years, you should contact your bank, broker, or other nominee record holder. We can also deliver a separate copy of either our annual report or proxy statement to any stockholder upon either written request to American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, Attention: Investor Relations, or upon verbal request to (952) 930-6000. Similarly, if you share an address with another AMS stockholder and together both of you wish to receive only a single set of our annual disclosure documents, please follow the same instructions.
ELECTION OF DIRECTORS
PROPOSAL 1
Nomination
     Our Bylaws provide that the board of directors shall have at least one member, or a different number of members as may be determined by the board, but in no case shall the board exceed nine members. Our Amended and Restated Certificate of Incorporation, as amended, divides the board of directors into three staggered classes that are as nearly equal in size as possible. The term of each class of directors is three years, and the term of one class expires each year at our annual meeting of stockholders.
     The terms of two current members of the board will expire at the Annual Meeting. The terms of the remaining four current members of the board will expire as indicated in the table that follows. The nominating/corporate governance committee of the board has recommended and the board has nominated Thomas E. Timbie and Elizabeth H. Weatherman to serve as directors for a three-year term expiring at our 2009 Annual Meeting of Stockholders, or until their successors are duly elected and qualified. Mr. Timbie has served as a director since 2002, and Ms. Weatherman has served as a director since 1998. No arrangements or understandings exist between any nominee and any other person under which such nominee was selected. However, at the time Elizabeth H. Weatherman was last elected to the board, Warburg Pincus had the right to designate one person to be nominated for election to the board of directors, and Warburg designated Ms. Weatherman. See “Certain Transactions.”

     The board recommends a vote FOR, and solicits proxies in favor of, the election of each of Mr. Timbie and Ms. Weatherman as a director. It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of Mr. Timbie and Ms. Weatherman unless otherwise directed by the stockholder. Each director nominee will be elected by a plurality of the votes cast in person or by proxy. The two director nominees receiving the highest vote totals will be elected. If, before the Annual Meeting, the board learns that any nominee will be unable to serve because of death, incapacity, or other unexpected occurrence, the proxies that would have been voted for such individual will be voted for any substitute nominee selected by the board. The board believes that Mr. Timbie and Ms. Weatherman will be able to serve for their respective terms of election.
Information About the Nominees and Other Directors
     The following is biographical information concerning Mr. Timbie and Ms. Weatherman, and the other persons presently serving as directors of AMS but not standing for election at the Annual Meeting.

			Director
Name	Age	Principal Occupation	Since
Nominees for three-year term expiring in 2009
Thomas E. Timbie	48	President, Timbie & Company, LLC	2002
Elizabeth H. Weatherman	46	Managing Director, Warburg Pincus LLC	1998

Director not standing for election this year whose term expires in 2007
Martin J. Emerson	42	President and Chief Executive Officer	2005
Albert Jay Graf	58	Former Group Chairman, Office of the	2001
		President, Guidant Corporation

Directors not standing for election this year whose terms expire in 2008
Richard B. Emmitt	61	Managing Director, The Vertical Group, Inc.	1998
Christopher H. Porter, Ph.D.	62	Principal, Medical Genesis	1998
Thomas E. Timbie is the President of Timbie & Company, LLC, a financial and management consulting firm he founded in 2000. From January 2005 to June 2005, he was also the interim Vice President and Chief Financial Officer for ev3 Inc., an endovascular company. Formerly, he was the Interim Vice President and Chief Financial Officer of e-dr. Network, Inc., a business-to-business exchange in the optical market from January 2000 to October 2000. From April 1996 to December 1999, Mr. Timbie was the Vice President and Chief Financial Officer of Xomed Surgical Products, Inc., which was acquired by Medtronic, Inc. in November 1999. Mr. Timbie has over 20 years of financial and accounting experience in a variety of industries with particular emphasis on medical devices. Mr. Timbie is currently a director of two other public companies: Wright Medical Group, Inc. and ev3 Inc. Mr. Timbie is also the audit committee chairman for Wright Medical Group, Inc.

Elizabeth H. Weatherman is a Managing Director of Warburg Pincus LLC, where she has been a member of the health care group since 1988. She is responsible for the Warburg Pincus medical device investment activities. Ms. Weatherman currently serves on the board of directors of three other publicly held companies: Wright Medical Group, Inc., Kyphon Inc. and ev3 Inc. Ms. Weatherman also serves on the compensation committee of each of the foregoing boards.
Martin J. Emerson has served as our President and Chief Executive Officer and as a director since January 4, 2005. Mr. Emerson also served as our President and Chief Operating Officer from March 2004 until January 4, 2005. From January 2003 to March 2004, he served as our Executive Vice President, Global Sales and Marketing, and Chief Operating Officer. From 2000 through 2002, he served as Vice President and General Manager of International. Mr. Emerson has over 20 years experience in the medical device field in finance and general management capacities. From 1998 to 2000, he served as General Manager and Finance Director for Boston Scientific Corporation in Singapore. Also in Singapore, he was Vice President and Regional Financial Officer with MasterCard International from 1997 to 1998. Mr. Emerson’s earlier experience was with Baxter International from 1985 to 1997, most recently as Vice President Finance, Hospital Business, Brussels, from 1995 to 1997.
Albert Jay Graf has served as one of our directors since September 2001. From 2000 through May 2004, Mr. Graf was Group Chairman, Office of the President of Guidant Corporation, a provider of therapies for cardiovascular and vascular disease, responsible for Guidant’s four operating groups. From 1994 until 2000, Mr. Graf served as President of Guidant’s Cardiac Rhythm Management operating group. In October 2005, Mr. Graf joined New Enterprise Associates, a venture capital firm, as a venture partner. Mr. Graf currently serves on the board of CVRx, a privately held company, and is a director of CABG Medical and Intermagnetics General Corporation, both public companies.
Richard B. Emmitt has been a Managing Director of The Vertical Group, Inc., an investment management and venture capital firm focused on the medical device industry, since 1989. From 1998 through March 9, 2006, Mr. Emmitt served on the board of directors of Wright Medical Group, Inc., a publicly held company. Mr. Emmitt currently serves on the board of directors of ev3 Inc., a publicly held company, as well as Axya Medical, Inc., BioSET, Inc., Incumed Inc., OsteoBiologics, Inc., Solarant Medical, Inc., SPMR, Inc., Spondylogix, Inc., and Tepha, Inc., all privately held companies.
Christopher H. Porter, Ph.D. is the Principal of Medical Genesis, a consulting company he founded in 1992. His 30-year career in the medical device industry includes research and development and management experience with 3M, Johnson & Johnson and Pfizer, Inc., as well as several early stage companies. Dr. Porter also served as our Vice President, Research and Development from 1981 to 1987. He has introduced over 30 medical products during his career and holds 34 U.S. patents. Dr. Porter currently serves as Trustee of SBRI, a non-profit biotech company that is engaged in the business of developing cures for infectious disease.
Board and Board Committees
     Our board of directors held eleven meetings during 2005. The board of directors also took action by unanimous written consent three times in 2005. Each member of the board of directors attended 75 percent or more of the board meetings held while they were directors and the committees of the board on which the director served. It is our policy to encourage directors to attend our annual meetings of stockholders. Three of our directors attended last year’s annual meeting of stockholders.
     All of our directors, except Mr. Emerson, are “independent” directors, as defined by current Nasdaq National Market listing standards. Our independent directors hold meetings (at least two times each year), referred to as “executive sessions,” at which only the independent directors are present. Our independent directors held four executive sessions in 2005. We have appointed Ms. Weatherman as our lead independent director to preside at these executive sessions of our independent directors.

Audit Committee
     The audit committee provides assistance to the board to satisfy its fiduciary responsibilities for our accounting, auditing, operating, and reporting practices. The committee oversees the financial reporting process, has the sole authority to appoint, compensate, retain, and oversee the work of our independent auditors, and reviews and pre-approves all audit services and permissible non-audit services performed by our independent auditors. It also establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; reviews and either approves or disapproves of all related party transactions; and performs other related duties delegated to it by the board. The audit committee currently consists of Mr. Timbie (Chair), Mr. Graf and Mr. Emmitt. All of the members of the audit committee are “independent” directors as defined by current Nasdaq National Market listing standards and the rules and regulations of the Securities and Exchange Commission. In addition, the board has determined that Mr. Graf and Mr. Timbie are each an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission. During fiscal 2005, the audit committee had eleven formal meetings.
     Our board of directors has adopted an audit committee charter, which was amended in February 2006. We have posted a copy of our updated audit committee charter on our corporate website: www.AmericanMedicalSystems.com and a copy of the amended charter is also attached to this proxy statement as Appendix A. The information contained in or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this or any report that we file with or furnish to the Securities and Exchange Commission.
Compensation Committee
     The compensation committee reviews general compensation programs for all of our employees. The committee establishes the compensation levels (subject to board approval with respect to executive officers) and compensation philosophy and policy for our senior management, which includes reviewing and approving corporate goals and objectives relevant to their compensation; reviewing their performance; reviewing and approving, or recommending to the full board of directors, executive incentive compensation plans and stock-based compensation; supervising and overseeing the administration of our incentive compensation and stock based programs; and reviewing the compensation levels of independent directors from time to time. The committee administers our 2000 Equity Incentive Plan, Employee Stock Purchase Plan, the 2005 Stock Incentive Plan, the 2005 Executive Variable Incentive Plan and the 2006 Executive Variable Incentive Plan. The compensation committee currently consists of Mr. Graf (Chair) and Ms. Weatherman. Both of the members of the compensation committee are “independent” directors as defined by current Nasdaq National Market listing standards. During 2005, the compensation committee held four formal meetings. The compensation committee also took action by unanimous written consent nine times in 2005.
     Our board of directors has adopted a compensation committee charter, which was amended in February 2006. We have posted a current copy of the charter on our corporate website: www.AmericanMedicalSystems.com. The information contained in or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this or any report that we file with or furnish to the Securities and Exchange Commission.
Nominating/Corporate Governance Committee
     The nominating/corporate governance committee reviews and makes recommendations to the board regarding the size and composition of the board; oversees the process for recruiting candidates for director nominees based upon recommendations from current outside directors, members of management, outside consultants or search firms, and stockholders; recommends on an annual basis a slate of director nominees for approval by the board and the stockholders; reviews our committee structure and membership; reviews and advises the board regarding our corporate governance standards; and advises the board on emerging corporate governance matters. The nominating/corporate governance committee currently consists of Ms. Weatherman (chair) and Mr. Porter. Both of the members of the nominating/corporate governance committee are “independent” directors as defined by current Nasdaq National Market listing standards. During 2005, the nominating/corporate governance committee held three formal meetings.
     In evaluating and determining whether to recommend a person as a candidate for election as a director, the nominating/corporate governance committee’s criteria reflects the requirements of the Nasdaq National Market rules with respect to independence and the following factors: our needs with respect to the particular talents and experience of our directors, the personal and professional integrity of the candidate, level of education and/or business experience, broad-based business acumen, the level of understanding of our business and the medical device industry, strategic thinking and a willingness to share ideas, and diversity of experiences, expertise and background. The committee will use these and other criteria that the committee deems appropriate to evaluate potential nominees and will not evaluate proposed nominees differently depending upon who has made the recommendation.

     The nominating/corporate governance committee will consider proposed nominees whose names are submitted to it by stockholders. It has not adopted a formal process for that consideration because it believes that its informal consideration process will be adequate. The nominating/corporate governance committee intends to review periodically whether a more formal policy should be adopted.
     Any stockholder who desires to recommend a nominee for director must submit a letter, addressed to Corporate Secretary, American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, and which is clearly identified as a “Director Nominee Recommendation.” All recommendation letters must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. Stockholders who wish to make a recommendation for a nominee to be elected at our 2007 Annual Meeting must submit their recommendation by December 7, 2006, to allow time for meaningful consideration and evaluation of the nominees by the nominating/corporate governance committee.
     Our board of directors has adopted a nominating/corporate governance committee charter, which was amended in February 2006. We have posted a copy of the charter on our corporate website: www.AmericanMedicalSystems.com. The information contained in or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this or any report that we file with or furnish to the Securities and Exchange Commission.
Corporate Governance
     We continue to monitor developments in the area of corporate governance and will continue to evaluate board duties and responsibilities with the intention of maintaining full compliance. We maintain corporate governance standards (which were amended in February 2006) and a code of ethics for senior financial management. We have posted these documents on our corporate website. We also have a code of conduct for all directors, officers, and employees that we have posted on our corporate website: www.AmericanMedicalSystems.com. The information contained or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this or any report that we file with or furnish to the Securities and Exchange Commission.
Corporate Governance Standards
     Our corporate governance standards provide guidelines, which govern the qualifications and conduct of the board. Our standards are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002, and the corporate governance listing requirements applicable to companies whose securities are listed on the Nasdaq National Market. Our corporate governance standards address: regular meetings of the board of directors, attendance by directors at annual meetings of stockholders, conduct of board meetings, regular meetings of independent directors, director access to executive officers and employees, the composition, membership and selection of the board of directors, the compensation of our directors, the organization and basic function of board committees, the evaluation of the performance of our chief executive officer, and stockholder communications with directors.
Code of Ethics for Senior Financial Management
     Our code of ethics for senior financial management meets the requirements of the Securities and Exchange Commission. It applies to our chief executive officer, chief financial officer, controller, and other employees performing similar functions who have been identified by the chief executive officer. We have posted our code of ethics for senior financial management on our website. We intend to disclose any amendments to and any waivers from a provision of our code of ethics for senior financial management on our website within five business days following the amendment or waiver.

Code of Conduct for all Directors, Officers, and Employees
     We have a code of conduct that applies to all officers, directors, and employees. The code is designed to deter wrongdoing and promote (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) compliance with applicable laws and regulations, including full, fair, timely, and understandable disclosure in all regulatory or public communications; and (3) prompt internal reporting of violations of the code to the appropriate persons who are identified in the code. We have posted our code of conduct on our corporate website in the following languages: English, Spanish, Dutch, French, German and Portuguese.
Director Compensation
     In July 2004, our board of directors adopted our current compensation program for independent directors. We pay our independent directors an annual retainer of $25,000. In addition, we pay each independent director who serves on our audit committee an annual retainer of $7,500 for serving on our audit committee, each independent director who serves on our compensation committee an annual retainer of $2,500 for serving on our compensation committee, and each independent director who serves on our nominating/corporate governance committee an annual retainer of $2,500 for serving on our nominating/corporate governance committee. In addition, we pay the chair of our audit committee an annual retainer of $10,000 and the chair of our compensation committee an annual retainer of $5,000. We also reimburse our independent directors for reasonable out-of-pocket expenses incurred in connection with attending regularly scheduled meetings of the board. We do not compensate our directors who are employed by us for serving on the board.
     Our current compensation program also provides for the grant of stock options to our independent directors. In May 2005, we granted Mr. Emmitt, Mr. Graf, Mr. Porter, Mr. Timbie and Ms. Weatherman each an option to purchase 20,000 shares of our common stock. Each independent director who is reelected as a director at our 2006 annual meeting of stockholders or continues to serve as a director after such meeting will be granted an option to purchase 10,000 shares of our common stock. These options have an exercise price equal to the fair market value of the shares on the date of grant, and vest over a three-year period from the date of grant, as long as the independent director continues to serve on the board. Upon a change in control, all outstanding options would become immediately exercisable in full and remain exercisable for a period of up to five years. See “Executive Compensation and Other Benefits – Change in Control Arrangements” for a definition of change in control. The options granted in 2005 expire seven years from the date of grant. No other options have been granted to any other person for service as one of our directors during 2005.
Audit Committee Report
     The responsibility of the audit committee of the board of directors is to oversee our accounting and financial reporting processes, the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting. Management is responsible for our accounting and financial reporting processes, preparing our consolidated financial statements and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, our independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States, expressing an opinion on the conformity of our audited consolidated financial statements to accounting principles generally accepted in the United States and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).
     In performing its oversight function, the audit committee reviewed and discussed our audited financial statements with management and Ernst & Young, including Management’s Discussion and Analysis, included in our Annual Report on Form 10-K and the results of Ernst & Young’s review of our interim consolidated financial statements. Management and Ernst & Young represented that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The audit committee’s reviews included a discussion of:
•	our critical accounting policies;

•	the reasonableness of significant financial reporting judgments made in connection with our consolidated financial statements;

•	the clarity and completeness of financial disclosures;

•	the adequacy of internal controls that could have a material effect on the accuracy of our consolidated financial statements and any material changes in our internal control over financial reporting;

•	the report of internal control over financial reporting; and

•	the potential effects of regulatory and accounting initiatives on our Company’s consolidated financial statements.
     The audit committee also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards Nos. 61, 89, and 90. These statements set forth requirements pertaining to the independent auditor’s communications with the audit committee regarding the conduct of the audit. The audit committee received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended. This standard requires the independent auditor to disclose in writing to the audit committee all relationships between the auditor and AMS that, in the auditor’s judgment, reasonably may be thought to bear on independence and to discuss the auditor’s independence with the audit committee. The audit committee discussed with Ernst & Young its independence and considered in advance whether the provision of any non-audit services by Ernst & Young is compatible with maintaining their independence.
     Based on the reviews and discussions of the audit committee described above, in reliance on the unqualified opinion of Ernst & Young regarding our audited consolidated financial statements, and subject to the limitations on the responsibilities of the audit committee discussed above and in the audit committee’s charter (a copy of which is attached as Appendix A), the audit committee recommended to the board of directors that such financial statements be included in our annual report on Form 10-K for the year ended December 31, 2005.
     The foregoing report is provided by the undersigned members of the audit committee of the board of directors: Thomas E. Timbie (Chair), Albert Jay Graf and Richard B. Emmitt.
ADOPTION OF AMENDMENT AND RESTATEMENT OF
OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
PROPOSAL 2
     On February 9, 2006, the board of directors authorized, and recommends for approval, an amendment and restatement of our Amended and Restated Certificate of Incorporation, as amended, to eliminate our currently authorized shares of non-voting common stock and undesignated preferred stock, of which no shares are issued and outstanding, and to make minor conforming changes and corrections to the certificate.
     The proposed amendment requires the affirmative vote of a majority of our total shares of common stock issued and outstanding as of March 22, 2006. The proposed amendment and restatement of our Amended and Restated Certificate of Incorporation, as amended, is set forth in Appendix B to this proxy statement. Appendix B indicates (with deletions indicated by strike-outs and additions indicated by underlining) the proposed changes to our current certificate resulting in a Second Amended and Restated Certificate of Incorporation. If this proposal is approved by the requisite vote of stockholders, the Second Amended and Restated Certificate of Incorporation will be filed with the State of Delaware, and the Second Amended and Restated Certificate of Incorporation will become effective on the date of the filing. We expect to file the proposed Second Amended and Restated Certificate of Incorporation with the Secretary of State as soon as practicable after obtaining stockholder approval.

Background and Reasons for Proposed Amendment
     The Amended and Restated Certificate of Incorporation, as amended, currently authorizes the issuance of 225,000,000 shares of capital stock consisting of 200,000,000 shares of voting common stock, $.01 par value per share, 20,000,000 shares of non-voting common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. The shares of preferred stock may be issued in one or more classes or series. Our Board is authorized to designate, by resolution, the voting powers of stock of such class or series, if any, and the designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of each class or series.
     The non-voting common stock was originally issued in connection with our initial public offering in August 2000. Upon the closing of our initial public offering, shares of our Series C Preferred Stock that were then held by Warburg, Pincus & Co. converted into shares of non-voting common stock. Simultaneously, all of our remaining designated preferred shares were converted into voting common stock. At that time, our certificate of incorporation was amended to eliminate our designated preferred stock and create the class of undesignated preferred stock. We have not issued any shares of preferred stock since we amended our certificate of incorporation to authorize the undesignated preferred stock. From 2000 to 2003, Warburg Pincus elected to convert their shares of non-voting common stock into shares of voting common stock in connection with distributing its holdings in the company to its investors. Warburg Pincus no longer holds any shares of non-voting common stock.
     Our board has determined that we do not have a current need, and do not anticipate a future need, for non-voting common stock or preferred stock, and that it is advisable and in the best interests of the company and our stockholders to eliminate the non-voting common stock and undesignated preferred stock as authorized classes of our capital stock. The amendment would simplify our certificate of incorporation, which after the amendment and restatement will reflect our actual capital structure.
     If our stockholders approve the Second Amended and Restated Certificate of Incorporation, our authorized capital stock will consist of 200,000,000 shares of voting common stock. The amendment will have no effect on the rights of our stockholders. However, the board’s ability to issue shares of preferred stock in one or more series (with such rights and preferences as the board may determine) as a potential anti-takeover defense would be eliminated.
Board of Directors Recommendation
     Our Board of Directors recommends that our stockholders vote FOR the approval of the Second Amended and Restated Certificate of Incorporation. The proposal to approve the Second Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of our total shares of common stock issued and outstanding as of March 22, 2006, whether present in person or represented by proxy. Unless a contrary choice is specified, proxies solicited by the board of directors will be voted FOR the approval of the aforementioned Second Amended and Restated Certificate of Incorporation.

EXECUTIVE COMPENSATION AND OTHER BENEFITS
Summary of Compensation
     The following table shows the compensation earned for the past three years by our Chief Executive Officer, our former Chief Executive Officer, and our other four most highly compensated executive officers in 2005. The executives named in this table are referred to in this proxy statement as our named executive officers.
Summary Compensation Table

				Long-Term
				Compensation:
				Securities
	Annual Compensation			Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Option Awards(5)	Compensation
Martin J. Emerson (1)	2005	$299,615	$144,226	200,000	$21,059	(6)
President and	2004	$248,961	$98,428	100,000	$15,800
Chief Executive Officer	2003	$215,000	—	160,000	$12,754

Carmen L. Diersen (2)	2005	$243,846	$94,228	100,000	$14,877	(7)
Executive Vice President,	2004	$190,192	$84,420	460,000	$16,280
Chief Financial Officer and Corporate Secretary

Ross A. Longhini	2005	$238,969	$92,304	80,000	$16,275	(8)
Executive Vice President and	2004	$227,361	$98,428	100,000	$11,438
Chief Technology Officer	2003	$215,000	—	400,000	$69,022

Lawrence W. Getlin	2005	$216,277	$70,363	50,000	$16,108	(9)
Senior Vice President, Regulatory,	2004	$208,682	$67,110	40,000	$13,657
Medical Affairs and Quality Systems	2003	$205,000	—	70,000	$12,861
and Corporate Compliance Officer

John F. Nealon(3)	2005	$202,587	$66,698	90,000	$21,313	(10)
Senior Vice President, Business	2004	$168,615	$67,110	30,000	$12,421
Development	2003	$160,000	$20,416	50,000	$10,813

Douglas W. Kohrs (4)	2005	$127,423	$48,076	0	$3,972	(11)
Chairman of the Board and	2004	$330,846	$192,383	200,000	$3,557
former Chief Executive Officer	2003	$304,039	—	300,000	$2,444

1.	Mr. Emerson was promoted from President and Chief Operating Officer to President and Chief Executive Officer on January 4, 2005.

2.	Ms. Diersen’s first day of employment was March 9, 2004.

3.	Mr. Nealon was promoted from Vice President, Global Marketing to Senior Vice President, Business Development on May 2, 2005.

4.	Mr. Kohrs served as Chief Executive Officer until January 4, 2005. Effective February 14, 2005, Mr. Kohrs’ annual base salary was adjusted to $100,000.

5.	The number of shares underlying stock options granted in 2003 and 2004 have been adjusted to reflect a 2-for-1 split of our common stock on March 21, 2005.

6.	All Other Compensation for Mr. Emerson for the year 2005 includes matching contributions under our Savings and Investment Plan and our Nonfunded Deferred Compensation and Supplemental Savings Plan in the amounts of $8,200 and $8,887, respectively, and contributions under our profit sharing plan in the amount of $3,972.

7.	All Other Compensation for Ms. Diersen for the year 2005 includes matching contributions under our Savings and Investment Plan and our Nonfunded Deferred Compensation and Supplemental Savings Plan in the amounts of $5,628 and $5,277, respectively, and contributions under our profit sharing plan in the amount of $3,972.

8.	All Other Compensation for Mr. Longhini for the year 2005 includes matching contributions under our Savings and Investment Plan and our Nonfunded Deferred Compensation and Supplemental Savings Plan in the amounts of $7,712 and $4,591, respectively, and contributions under our profit sharing plan in the amount of $3,972.

9.	All Other Compensation for Mr. Getlin for the year 2005 includes matching contributions under our Savings and Investment Plan and our Nonfunded Deferred Compensation and Supplemental Savings Plan in the amounts of $7,188 and $4,050, respectively, contributions under our profit sharing plan in the amount of $3,972, and vacation payout in the amount of $898.

10.	All Other Compensation for Mr. Nealon for the year 2005 includes matching contributions under our Savings and Investment Plan and our Nonfunded Deferred Compensation and Supplemental Savings Plan in the amounts of $3,781 and $7,422, respectively, contributions under our profit sharing plan in the amount of $3,972, and vacation payout in the amount of $6,138.

11.	All Other Compensation for Mr. Kohrs for the year 2005 includes contributions under our profit sharing plan in the amount of $3,972.
Option Grants and Exercises in 2005
     The following table sets forth certain information concerning stock options granted during 2005 to each of our named executive officers:
Stock Option Grants in 2005

		Percent of			Potential Realizable
	Number of	Total			Value At Assumed
	Securities	Options	Exercise		Annual Rates of Stock
	Underlying	Granted to	or Base		Price Appreciation For
	Options	Employees	Price Per	Expiration	Option Term (2)
Name	Granted (1)	In 2005	Share	Date	5 percent	10 percent
Martin J. Emerson	200,000	10.0%	$19.69	5/05/2012	$1,518,735	$3,619,125
Carmen L. Diersen	100,000	5.0%	$19.69	5/05/2012	$759,368	$1,809,562
Ross A. Longhini	80,000	4.0%	$19.69	5/05/2012	$607,494	$1,447,650
Lawrence W. Getlin	50,000	2.5%	$19.69	5/05/2012	$379,684	$904,781
John F. Nealon	50,000	2.5%	$19.72	1/23/2012	$331,750	$838,974
John F. Nealon	40,000	2.0%	$19.69	5/05/2012	$303,747	$723,825
Douglas W. Kohrs	0	—	—	—	—	—

1.	Twenty-five percent of the shares underlying these options initially vested on December 31, 2005. The remaining shares underlying the options vest in 6.25 percent increments on the last day of each calendar quarter after the initial vesting date, as long as the named executive officer is providing services on each of these dates, so that the entire option is fully vested four years after the date of grant. All of these options were granted under our 2005 Stock Incentive Plan. See “Change in Control Arrangements” below for a discussion of the treatment of options in the event we experience a change in control.

2.	In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5 percent and 10 percent compounded annually from the date the options were granted until their expiration date, and do not reflect our estimates of our future common stock prices. The gains shown are net of the option price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend upon the future performance of our common stock, the executive’s continued employment with us or our subsidiaries, and the date on which the options are exercised. The amounts represented in this table might not be achieved.
     The following table sets forth information concerning options exercised during fiscal year 2005 and the value of unexercised stock options held by the named executive officers as of December 31, 2005.
Aggregated Option Exercises in 2005 and 2005 Year-end Option Values

			Number of Securities		Value Of Unexercised In-The-
	Shares		Underlying Unexercised		Money Options
	Acquired on		Options at December 31, 2005		at December 31, 2005 (1)
Name	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Martin J. Emerson (2)	455,000	$6,824,103	220,000	245,000	$1,165,488	$588,658
Carmen L. Diersen	0	0	226,250	333,750	$716,953	$921,797
Ross A. Longhini	25,000	$319,250	345,000	210,000	$2,877,750	$1,143,500
Lawrence W. Getlin	0	0	368,776	78,124	$4,811,415	$258,629
John F. Nealon	0	0	275,000	95,000	$1,899,063	$170,688
Douglas W. Kohrs	225,426	$3,916,100	1,064,774	184,374	$13,441,296	$1,122,788

1.	Represents the difference between $17.99, the fair market value of our common stock on December 31, 2005, and the exercise price of in-the-money options, without consideration of applicable income taxes.

2.	In February 2005, Mr. Emerson exercised options to purchase 455,000 shares of common stock. He sold 200,000 shares acquired upon exercise of these options to pay the exercise price and applicable income and employment-related taxes. Mr. Emerson transferred the remaining 255,000 shares acquired upon exercise of these options to his former spouse pursuant to a Marital Termination Agreement, which was confirmed in a domestic relations order in March 2005. Additionally, Mr. Emerson transferred options to purchase 139,978 shares of common stock to his former spouse pursuant to such agreement. The number of options and value of unexercised in-the-money options in the table reflect these options held by his former spouse.
Securities Authorized for Issuance Under Equity Compensation Plans
     We maintain three compensation plans for issuing our common stock: our 2000 Equity Incentive Plan, our 2005 Stock Incentive Plan and our Employee Stock Purchase Plan, all of which have been approved by our stockholders. Our stockholders approved the 2005 Stock Incentive Plan at the 2005 annual stockholder meeting and we subsequently terminated our 2000 Equity Incentive Plan. To the extent that any shares subject to outstanding options under the 2000 Equity Incentive Plan are not issued or are subsequently forfeited and would otherwise have been available for further issuance under the 2000 Equity Incentive Plan, such shares are added to the number of shares available for issuance under the 2005 Stock Incentive Plan. As of December 31, 2005, there were 6,681,654 and 1,265,996 options outstanding under the 2000 Equity Incentive Plan and the 2005 Stock Incentive Plan, respectively. Our Employee Stock Purchase Plan permits employees to use payroll deductions to purchase shares of our common stock at discounted prices; we include shares issued under this plan in our calculation of pro forma net income under FASB Statement No. 123, Accounting for Stock-Based Compensation. As of December 31, 2005, we have issued 420,940 shares of common stock under our Employee Stock Purchase Plan and we have 579,060 shares available for future issuance.

     The following table sets forth information as of December 31, 2005, regarding the number of shares of our common stock that may be issued under our 2000 Equity Incentive Plan, our 2005 Stock Incentive Plan and our Employee Stock Purchase Plan.
Equity Compensation Plan Information

	Column A:	Column B:	Column C:
	Number of Securities	Weighted-	Number of Securities Remaining
	To Be Issued Upon	Average Exercise	Available For Future Issuance
	Exercise of	Price of	Under Equity Compensation
	Outstanding	Outstanding	Plans (Excluding Securities
Plan Category	Options	Options	Reflected In Column A)
Equity compensation plans approved by stockholders	7,947,650	$11.97	6,093,595
Equity compensation plans not approved by stockholders	—	—	—
Total	7,947,650	$11.97	6,093,595
     Column C above consists of 579,060 shares of common stock available for future issuance under our Employee Stock Purchase Plan and 5,514,535 shares of common stock available for issuance under our 2005 Stock Incentive Plan.
Executive Employment Agreements
     We have entered into employment agreements with Mr. Emerson, Ms. Diersen and Mr. Longhini. All of the employment agreements have an initial term of two years and automatically renew for successive one-year periods until either the executive provides or we provide notice of termination. The agreements generally provide for base salary, participation in incentive compensation plans adopted by the board of directors, and, if the agreement was entered into at the time of the executive’s initial employment, an initial grant of options to purchase shares of our common stock. The salary and bonus we have paid and the stock options we have granted to the named executive officers in the last three years are included in the Summary Compensation Table above. The stock options granted to our executives vest over a period of four years on the same basis as options granted to other employees. The agreements also entitle the executives to participate in our other standard benefit programs and contain customary confidentiality and non-competition provisions.
     The agreements also generally include the following termination benefits:
•	If we terminate the executive without cause, we are required to continue to pay the executive his or her salary and provide health and welfare benefits for twelve months following termination. In certain cases, we would also be required to pay a portion of any incentive bonus for the year in which termination occurs. If the executive accepts other employment during the twelve-month period, we would be entitled to deduct compensation that he or she receives from a new employer from the salary we are obligated to pay during the twelve-month period.

•	If we terminate the executive without cause, or if the executive terminated employment for a good reason, such as diminution in responsibility or relocation, during the twelve-month period immediately following a change of control, we (or our successor) would be required to pay the executive a lump sum equal to his or her annual salary, plus his or her target bonus; provide, at our cost, continuation of health and welfare benefits for twelve months; and all issued and outstanding options would immediately vest and be exercisable.

•	In addition, if any payments (including the acceleration of stock options) made by us to the executive in connection with a change in control were subject to “excise tax” we would be required to make an additional cash “gross-up payment” to the executive in an amount such that after payment by the executive of all taxes, including any excise tax imposed upon the gross-up payment, the executive would retain an amount of the gross-up payment equal to the excise tax.

Change in Control Arrangements
2000 Equity Incentive Plan
     Under our standard agreement covering stock option grants under our 2000 Equity Incentive Plan, including agreements with our executive officers, if AMS underwent a change in control and, within nine months (twelve months in the case of officers with employment agreements described above) after the change of control, we terminated the employee’s employment for any reason other than death, disability, or cause, or the employee terminated his or her employment with us for a good reason, then without any action by the administrator of the plan, all outstanding options would become immediately exercisable in full and could remain exercisable for a period of up to twelve months from the date of termination depending upon the reason for the employee’s termination.
     For purposes of the 2000 Equity Incentive Plan, a change in control would be deemed to have occurred, among other events, upon:
•	a reorganization, merger, consolidation or disposition of all or substantially all of our assets, unless following such transaction:
—	our stockholders beneficially own more than 60 percent of the issued and outstanding stock of the resulting entity after the transaction;

—	no non-affiliate owns 50 percent or more (on a fully diluted basis) of the issued and outstanding stock of the resulting entity after the transaction; and

—	at least a majority of the members of the board of the resulting entity had been members of the board at the time of the transaction;
•	the sale of at least 80 percent of our assets to an unrelated party;

•	the approval by our stockholders of a complete liquidation or dissolution of our company;

•	any unrelated party purchased 50 percent or more of our then issued and outstanding shares of common stock, taking into account shares that could be issued upon the exercise of outstanding stock options, or 50 percent or more of the combined voting power of our then outstanding securities ordinarily having the right to vote at the election of directors; or

•	the current members of the board, or future members of the board who were approved by at least two-thirds of our current board, ceased to constitute at least a majority of the board.
2005 Stock Incentive Plan
     Our standard stock option certificate covering stock option grants to our executive officers under our 2005 Stock Incentive Plan currently provides that if AMS terminates the officer’s employment, other than for “cause” (as defined in the 2005 Stock Incentive Plan), or the officer voluntarily terminates employment with AMS for “good reason” (as defined in the 2005 Stock Incentive Plan) within 12 months following a “change in control,” then all options will become immediately exercisable in full and will remain exercisable until the earlier of the expiration of the option’s term or 9 months after the officer’s termination. Our standard stock option certificate covering stock option grants to our directors under our 2005 Stock Incentive Plan currently provides that in the event a “change in control” of AMS occurs, then all options will become immediately exercisable in full and will remain exercisable for a period of 5 years after the director’s termination.

     In addition, the committee in its sole discretion may determine that some or all participants holding outstanding options under our 2005 Stock Incentive Plan will receive cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control over the exercise price per share of the options (or, in the event that there is no excess, that such options will be terminated), and that some or all participants holding performance awards will receive, with respect to some or all of the shares subject to the performance awards, cash in an amount equal to the fair market value of such shares immediately prior to the effective date of such change in control.
     For purposes of the 2005 Stock Incentive Plan, a “change in control” of AMS occurs under any of the following circumstances:
•	Any individual, entity or group acquires beneficial ownership of 50% or more (on a fully diluted basis) of the then-outstanding shares of our common stock or the combined voting power of our then-outstanding voting securities. However, a change in control will not occur in any such acquisition by certain “permitted holders,” which are AMS or any “affiliate,” any employee benefit plan (or related trust) sponsored or maintained by AMS or any affiliate, or any corporation in a transaction that complies with clauses (A), (B) and (C), in the bullet point immediately below.

•	A reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets is consummated, unless, following any such transaction: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of our outstanding common stock and of our outstanding voting securities immediately prior to the transaction beneficially own more than 60% of the outstanding shares of stock and the combined voting power of the successor corporation, in substantially the same proportions as their ownership prior to the transaction; (B) no person (excluding any “permitted holder,” as discussed above) beneficially owns 50% or more (on a fully diluted basis) of the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities of the successor corporation, except to the extent that such ownership existed prior to the transaction; and (C) at least a majority of the members of the board of directors of the successor corporation were members of our board of directors at the time the initial agreement providing for the transaction was executed.

•	Our stockholders approve a complete liquidation or dissolution of AMS.

•	At least 80% of our assets are sold to an unrelated party, or any similar transaction is completed.

•	The directors holding office as of the effective date of the 2005 Stock Incentive Plan, or any subsequent director whose election or nomination was approved by a vote of at least two-thirds of the directors who then comprised the board of directors immediately prior to such vote, cease to constitute at least a majority of the members of our board of directors.
Employment Agreements
     In addition, we have agreed to provide cash severance benefits to our executive officers with employment agreements if their employment is terminated in certain circumstances following a change in control, as described above under “Employment Agreements.”
Non-funded Deferred Compensation and Supplemental Savings Plan
     We maintain an unfunded nonqualified deferred compensation plan, to provide certain management employees, including all of our executive officers, the opportunity to defer receipt of their compensation and receive credit for the matching contribution that is unavailable under our 401(k) plan because of limits imposed by the Internal Revenue Code. Our matching formula is the same as for all other of our 401(k) plan participants: 100 percent of the deferral up to 2 percent of compensation and 50 percent of the deferrals from 2 percent to 6 percent of compensation. We credit the deferrals and match to a bookkeeping account maintained for each participant. In addition, the participants receive an earnings credit to their account based on the measuring investments selected by the participant from the group of investments available under our 401(k) plan. Participants will receive a distribution of their account balance following termination of their employment with us. Participants with an account balance of $50,000 or more will be paid in two annual installments and participants with an account balance of less than $50,000 will be paid in a single lump sum.

Compensation Committee Interlocks and Insider Participation
     During 2005, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had an executive officer serving as a member of the board of directors or compensation committee.
Stock Performance Graph
     The following graph compares the annual cumulative total stockholder return on our common stock from December 29, 2000 until December 30, 2005, with the annual cumulative total return over the same period of the Nasdaq Market Value Index and a Comparable Company Index (the Hemscott Industry Group 521 Index for medical appliances and equipment, formerly known as the Media General Industry Group 521 as used in our proxy statement for our 2005 annual meeting). Hemscott prepared the data points.
     The comparison assumes the investment of $100 in each of our common stock, the Nasdaq Market Value Index and the Comparable Company Index on December 29, 2000, and the reinvestment of all dividends.

	12/29/00	12/28/01	12/27/02	1/02/04	12/31/04	12/30/05
AMS common stock	100.00	133.23	102.24	137.76	263.37	224.63
Comparable Company Index	100.00	95.17	90.18	114.99	130.55	139.22
Nasdaq Market Index	100.00	79.71	55.60	83.60	90.63	92.62

Compensation Committee Report on Executive Compensation
     The principal components of our executive compensation are salaries, incentive bonuses, and stock options. We compare our compensation programs with the executive policies, practices, and compensation data at other companies of similar size and complexity, or that operate in a similar business environment, with a primary comparison to other medical device manufacturers.
     Salaries for our executive officers, including our chief executive officer, and other key managers, are based on the level of the person’s responsibility and experience, individual and corporate performance, and competitive compensation comparisons. The compensation committee determines the salary for Mr. Emerson, our current chief executive officer, and all other executive officers and key managers considering these factors and the recommendations of the chief executive officer. These determinations are reviewed and approved annually by the full board of directors.
     Our 2005 Executive Variable Incentive Plan provided incentive compensation for senior management, including our Chief Executive Officer and other executive officers. In February 2005, the compensation committee (and our board of directors with respect to executive officers) established a target bonus for each participant in the plan. The actual payment was calculated at the end of each fiscal quarter based upon each fiscal quarter’s year-over-year sales growth rate, each quarter’s year-over-year increase in sales dollars, a measure of operating income and a cost of capital on net assets. Each quarter, the actual results for four quarters (the current plus three past quarters) were equally weighted and compared to the plan level to generate a percent of plan achievement. This percent was applied against the participant’s target bonus for the quarter, resulting in a quarterly bonus payment per individual. Mr. Emerson’s target bonus for 2005 was $150,000, and his actual bonus resulting from the bonus formula was $144,226. Mr. Kohrs, our former chief executive officer and Chairman of the Board during 2005 had a target bonus of $50,000 and received $48,076. The actual 2005 bonus for each other named executive officer is set forth in the Summary Compensation Table above under the heading “Compensation and Other Benefits.”
     We use stock options to attract and retain key executives, including our chief executive officer, and provide an incentive to create long-term stockholder value. The price at which the options can be exercised equals the fair market value of our common stock on the date of grant. All executive officers employed by us during 2005, including our chief executive officer, were granted stock options under our 2005 Stock Incentive Plan in 2005 based upon the board’s evaluation of each officer’s performance and appropriate incentive levels. See “Executive Compensation and Other Benefits” above for more information on the stock options we granted to Mr. Emerson and our other named executive officers in year 2005. We did not grant any stock options to Mr. Kohrs, our former chief executive officer, during 2005.
     The compensation committee believes its approach to executive compensation will provide competitive base compensation, establish strong incentive to achieve our strategic objectives, and align the executives’ interests with those of our stockholders.
Submitted by A. Jay Graf (Chair) and Elizabeth H. Weatherman.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT BENEFICIAL OWNERSHIP
     The following table presents information about the beneficial ownership of our common stock as of March 1, 2006, unless otherwise indicated. The information is given for: each stockholder who we know beneficially owns more than five percent of our issued and outstanding common stock, each of our directors, each of the named executive officers, and all of our directors and executive officers as a group.
     Unless otherwise indicated, the business address for each of our stockholders in the table is 10700 Bren Road West, Minnetonka, Minnesota 55343, and each stockholder exercises sole voting and investment power over the shares reflected in the table.

		Shares of Common Stock
		Beneficially Owned (1)
	Shares Subject		Percent of
Name of Beneficial Owner	to Options (7)	Amount	Class
Eagle Asset Management, Inc.(2)	—	4,234,703	6.1%
FMR Corp.(3)	—	7,481,868	10.7%
Richard B. Emmitt (4)	13,334	618,088	*
Albert Jay Graf	206,667	206,667	*
Christopher H. Porter, Ph.D.	163,334	163,334	*
Thomas E. Timbie	13,334	18,334	*
Elizabeth H. Weatherman (5)	13,334	31,600	*
Douglas W. Kohrs	1,105,397	1,557,655	2.2%
Martin J. Emerson	138,766	145,137	*
Carmen L. Diersen	261,249	263,367	*
Ross Longhini	331,250	334,805	*
Lawrence W. Getlin	381,899	494,999	*
John F. Nealon	285,625	285,625	*

All directors and executive officers as a group (13 persons) (6)	3,260,439	4,487,230	6.2%

*	Less than one percent of the issued and outstanding shares

1.	Based on 69,690,717 shares of common stock issued and outstanding on March 1, 2006. All share amounts have been adjusted to give effect to a 2-for-1 split of our common stock effected March 21, 2005. Shares not issued and outstanding, but considered beneficially owned because of the right of a person or member of a group to purchase them within 60 days from March 1, 2006, are treated as issued and outstanding only when calculating the amount and percent owned by such person or group.

2.	On January 31, 2006, Eagle Asset Management, Inc. reported in a Schedule 13G filed with the Securities and Exchange Commission that as of December 31, 2005, it held 4,234,703 shares of our common stock, over which it has sole voting and dispositive power. The address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716.

3.	On February 14, 2006, FMR Corp. reported in a Schedule 13G filed with the Securities and Exchange Commission that as of December 31, 2005: (i) Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. (Fidelity), beneficially owned 6,706,400 shares; (ii) Fidelity Management Trust Company (the Trust), a wholly owned subsidiary of FMR Corp., beneficially owned 502,800 shares; and (iii) Fidelity International Limited (FIL), which may be deemed to be an affiliate of FMR Corp, beneficially owned 272,668 shares. The Board of Trustees of Fidelity has sole voting power for the shares owned by Fidelity. Fidelity, FMR Corp. (through its control of Fidelity) and Edward C. Johnson 3rd (Chairman of FMR Corp.) each has the sole power to dispose of the shares owned by Fidelity. FMR Corp. (through its control of the Trust) and Edward C. Johnson 3rd each has sole power to vote and sole power to dispose of the shares owned by the Trust. FIL has sole power to vote and sole power to dispose of the 272,668 shares owned by FIL. Mr. Johnson, and various Johnson family members and trusts for their benefit, may be considered, by their stock ownership and the execution of a stockholders’ voting agreement, to form a controlling group of FMR Corp. FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

4.	Mr. Emmitt is an AMS director, and is a managing director of The Vertical Group, Inc. and a general partner of The Vertical Group, L.P. The Vertical Group, L.P. is the general partner of Vertical Fund I, L.P. and Vertical Fund II, L.P., two of our stockholders. All shares indicated as owned by Mr. Emmitt are included because of his affiliation with The Vertical Group, Inc. and The Vertical Group, L.P. Mr. Emmitt does not own any shares individually and disclaims beneficial ownership of all shares owned by Vertical Fund I, L.P. and Vertical Fund II, L.P.

5.	Ms. Weatherman is an AMS director, and is a managing director and member of Warburg Pincus LLC and a general partner of Warburg Pincus. A total of 13,320 of the shares indicated as owned by Ms. Weatherman are included because of her affiliation with the Warburg Pincus entities. Ms. Weatherman disclaims beneficial ownership of all shares owned by the Warburg Pincus entities. Ms. Weatherman owns 4,946 shares individually. Her address is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, New York 10017.

6.	The number of shares beneficially owned includes 618,074 shares that may be deemed to be beneficially owned by Mr. Emmitt and Ms. Weatherman (see footnotes 4 and 5 above) and 367,619 shares beneficially owned by our other executive officers.

7.	All amounts in this column reflect shares subject to options that vest within 60 days of March 1, 2006.

CERTAIN TRANSACTIONS
     On April 17, 2000, we entered into a stockholders agreement with all of our then existing stockholders. As long as any stockholder who is a party to the stockholders agreement owns at least 20 percent of our issued and outstanding shares of capital stock, we are obligated to nominate and use our best efforts to have two individuals designated by that stockholder elected to the board of directors. We are also obligated to nominate and use our best efforts to have one individual designated by any such stockholder who owns at least 10 percent of our issued and outstanding shares of capital stock elected to the board of directors. Currently, no stockholders have the right to designate anyone to be nominated for election to the board of directors under this stockholders agreement, although at the time Ms. Weatherman was last elected to the board, Warburg Pincus had the right to designate one person to be nominated for election to the board of directors, and Warburg designated Ms. Weatherman.
     On September 1, 1999, we entered into a consulting agreement with Medical Genesis. Dr. Porter, one of our directors, controls Medical Genesis. The original agreement expired on September 1, 2000, and continued on a month-to-month basis under the same terms until we terminated the agreement effective as of June 30, 2005. Under this agreement, Medical Genesis performed consulting services for us as we requested up to 2.5 days per month. We paid Medical Genesis $3,500 per month for performing these consulting services and $1,400 a day for each day above 2.5 days. We also paid all reasonable expenses Medical Genesis incurred while performing services for us. In 2005, we paid Medical Genesis $28,000 for services under this agreement.
     In December 2005, we entered into a loan agreement with Solarant Medical, Inc. under which we agreed to loan Solarant up to $750,000 to fund Solarant’s operations and a local anesthesia study related to Solarant’s technology while we conducted diligence and negotiated the terms of a potential acquisition of Solarant. We advanced Solarant $250,000 in each of December 2005, January 2006 and February 2006 under this loan agreement. Subsequently, in March 2006, we advanced Solarant another $200,000. We have not completed our diligence or entered into any definitive acquisition agreement. Elizabeth Weatherman and Richard Emmitt are current members of the boards of American Medical Systems Holdings, Inc. and Solarant. In addition, Warburg Pincus LLC, through its affiliates Warburg Pincus Equity Partners, L.P. and related funds (together, WPEP), and The Vertical Group, through its affiliate Vertical Fund Associates L.P., are shareholders of Solarant. Warburg Pincus Partners LLC, a subsidiary of Warburg Pincus & Co. (WP), is the sole general partner of WPEP. WPEP is managed by Warburg Pincus LLC (WP LLC). Elizabeth Weatherman, is a managing director and member of WP LLC and a general partner of WP. Richard Emmitt is a managing director of The Vertical Group, Inc. and a general partner of The Vertical Group, L.P. The Vertical Group, L.P. is the general partner of Vertical Fund I, L.P. and Vertical Fund II, L.P.
RATIFICATION OF AUDITORS
PROPOSAL 3
     The Audit Committee of our board has approved the engagement of Ernst & Young LLP to audit our consolidated financial statements for the 2006 fiscal year. Ernst & Young LLP has been our independent auditors since 1998.
     Although not required to do so, the board of directors wishes to submit the selection of Ernst & Young LLP to the stockholders for ratification. The board recommends a vote FOR the ratification of Ernst & Young LLP as our independent auditors for 2006. Unless a different choice is given, proxies received by the board will be voted FOR the ratification of Ernst & Young LLP. If the selection of Ernst & Young LLP is not ratified, the board of directors will reconsider its selection.
     We expect at least one representative of Ernst & Young LLP to be present at the Annual Meeting. These representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

AUDIT AND NON-AUDIT FEES
     The following table presents the aggregate fees billed for professional audit and non-audit fees for services rendered by Ernst & Young LLP in 2004 and 2005. Other than as set forth below, no professional services were rendered or fees billed by Ernst & Young during these years. All services rendered by Ernst & Young were permissible under applicable laws and regulations, and all services provided after May 6, 2003, were approved in advance by the audit committee in accordance with the rules adopted by the Securities and Exchange Commission to implement requirements of the Sarbanes-Oxley Act of 2002, except for services performed after May 6, 2003 pursuant to an agreement already in existence prior to May 6, 2003. Our audit committee has adopted policies and procedures pursuant to which audit, audit-related, and tax services, and all permissible non-audit services, are pre-approved, and our audit committee is informed of each service actually rendered that was approved through its pre-approval process.

	Aggregate Amount Billed
	2005	2004
Audit fees (1)	$946,300	$1,113,500
Audit-related fees (2)	12,000	72,800
Tax fees	-0-	-0-
All other fees (3)	1,790	1,050

Total	$960,090	$1,187,350

1.	These fees consisted of the annual and statutory audits of our financial statements for 2004 and 2005, reviews of the financial statements included in our Forms 10-Q for 2004 and 2005, and the audit of our internal control over financial reporting for 2004 and 2005.

2.	These fees related to audits of employee benefit plans, due diligence in connection with mergers and acquisitions, and advisory services pertaining to Sarbanes-Oxley.

3.	These fees related to technical services and accounting research.
OTHER BUSINESS
     This proxy statement contains all business we are aware of that will be presented at the Annual Meeting. The person or persons voting the proxies will use their judgment to vote for proxies received by the board for other business, if any, that may properly come before the Annual Meeting.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers, and greater than ten percent stockholders are required by SEC regulations to give us copies of all Section 16(a) reports they file.
     To our knowledge, based on review of the copies of such reports furnished to us during the year ended December 31, 2005, and based on representations by our directors and executive officers, all required Section 16 reports under the Securities Exchange Act of 1934, as amended, for our directors, executive officers and beneficial owners of greater than 10% of our common stock, were filed on a timely basis during the fiscal year ended December 31, 2005, except that Mr. Emmitt, Mr. Graf, Mr. Timbie, Ms. Weatherman, and Mr. Porter failed to timely file a Form 4 reporting their stock option grants on May 6, 2005. To date, all late Form 4 reports have been filed.

PROPOSALS FOR THE NEXT ANNUAL MEETING
     Stockholder proposals intended to be presented in our proxy materials for the next annual meeting of stockholders must be received by December 7, 2006, and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission. A stockholder who wishes to make a proposal at the next annual meeting of stockholders without including the proposal in our proxy statement must notify us by February 20, 2007. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies we solicit for the next annual meeting of stockholders will have discretionary authority to vote on the proposal.
DIRECTOR NOMINATIONS
     Any stockholder who desires to recommend a nominee for director must submit a letter, addressed to Corporate Secretary, American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, and which is clearly identified as a “Director Nominee Recommendation.” All recommendation letters must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. Stockholders who wish to make a recommendation for a nominee to be elected at our 2007 Annual Meeting must submit their recommendation by December 7, 2006, to allow time for meaningful consideration and evaluation of the nominees by the nominating/corporate governance committee.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
     Stockholders may communicate with the board of directors by sending correspondence, in care of our Corporate Secretary, American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, with an instruction to forward the communication to the board of directors, or, if applicable, to a particular director. Our corporate secretary will promptly forward all such stockholder communications to the board or the specified director.
ANNUAL REPORT
     A COPY OF OUR 2005 ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS THAT WILL BE FURNISHED UPON PAYMENT OF A FEE) HAS BEEN SENT WITH THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT. THE ANNUAL REPORT ON FORM 10-K DESCRIBES OUR FINANCIAL CONDITION AS OF DECEMBER 31, 2005.

APPENDIX A
AUDIT COMMITTEE CHARTER
AMERICAN MEDICAL SYSTEMS HOLDINGS INC.
Organization
There shall be a committee of the Board of Directors (the “Board”) of American Medical Systems Holdings, Inc. (the “Company”) known as the audit committee (the “Committee”). This charter shall govern the operations of the Committee.
Statement of Purpose and Policy
The purpose of the Committee shall be to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. In doing so, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent auditors and management of the Company.
In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company and the power to engage and determine funding for independent counsel or other advisors as the Committee deems necessary for these purposes and with respect to its other duties. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors and all such advisors, as well as for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
Composition and Qualifications
The members of the Committee shall be appointed by the Board and shall consist of at least three directors. Each member of the Committee shall, at the time of his or her appointment, be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. No member of the Committee shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. In addition, at least one member of the Committee shall be an “audit committee financial expert,” as defined and required under the federal securities laws and rules and regulations of the Securities and Exchange Commission, as amended from time to time.
All Committee members shall meet the independence requirements set forth in the federal securities laws and under the rules and regulations established by the SEC and the Nasdaq Stock Market, as may be amended from time to time.
The Board shall be responsible for determining “independence” of Committee members and qualification of one or more members as an “audit committee financial expert.”
Responsibilities and Processes
The primary responsibilities of the Committee are as follows:
•	The Committee shall oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board.

•	The Committee shall have sole authority and direct responsibility to appoint, compensate, retain and oversee the work of the Company’s independent auditors. The Company’s independent auditors shall report directly to the Committee. The Committee has the sole authority to resolve disagreements, if any, between management and the independent auditors.

•	The Committee shall discuss with the auditors their independence from management and the Company. The Committee shall obtain and review a written statement from the auditors regarding their independence consistent with the Independence Standards Board Standard No. 1 or any successor standard, as may be amended from time to time, and actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor for purposes of taking, or recommending that the full board take, appropriate action to oversee the independence of the outside auditor.

•	The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

•	The Committee shall meet periodically with management and the independent auditor in separate executive sessions.

•	The Committee shall pre-approve all audit services and permissible non-audit services as provided under the federal securities laws and rules and regulations of the SEC, as may be amended from time to time. The chair or any other designated member(s) of the Committee may represent the Committee for such pre-approval purposes, subject to such limits and conditions as the Committee may impose, provided that all such actions by the chair or other member(s) shall be presented to the full Committee at its next scheduled meeting for ratification.

•	The Committee must review and either approve or disapprove all related party transactions.

•	The Committee shall oversee the Company’s systems of internal control over financial reporting, disclosure controls and procedures and compliance with legal and regulatory requirements and ethical standards adopted by the Company.

•	The Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.
The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to react more effectively to changing conditions and circumstances. The Committee shall take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.
The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide, with the understanding that the Committee may supplement them as appropriate.
•	The Committee shall discuss with the independent auditors the overall scope and plans for their audits.

•	On a periodic basis, but not less than annually, the Committee shall discuss with the independent auditors, reports regarding:
—	the selection of, or any changes in, the Company’s critical accounting policies and practices, and alternative and preferred treatment of financial information under GAAP,

—	the independent auditor’s internal quality-control procedures,

—	any material issues raised by the most recent internal quality-control review or peer review of the independent auditor,

—	any material issues raised by any inquiry or investigation by governmental or professional authorities, including any audit of the Company’s audit performed by the PCAOB, within the preceding five years respecting one or more independent audits carried out by the independent auditor,

—	any steps taken to deal with any issues described in the two preceding clauses,

—	all relationships between the independent auditor and the Company,

—	all material written communications between the independent auditor and management, including, but not limited to, the management letter and schedule of unadjusted differences, and

—	any issues regarding the Company that the independent auditor discussed with its national office.

•	On a periodic basis, but not less than annually, the Committee shall discuss with management their review of the adequacy and effectiveness of the Company’s disclosure controls and procedures, the products of such controls and procedures, and any findings following such review.

•	On a periodic basis, but not less than annually, the Committee shall review and discuss with management and the independent auditors the adequacy and effectiveness of the Company’s internal control over financial reporting (including any significant deficiencies or material weaknesses and any significant changes in the Company’s internal control over financial reporting reported to the Committee by the independent auditors or management); and any special steps adopted in light of any control deficiencies and the adequacy of disclosures and reports regarding the effectiveness of and any significant changes in the Company’s internal control over financial reporting. In addition, the Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the Company’s system to monitor and manage business risk, and legal and ethical compliance programs.

•	The Committee shall review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

•	The Committee shall discuss with management and the independent auditors, any accounting or other regulatory proposals or matters, correspondence with governmental or other regulatory agencies, and published reports that may have a material effect on the Company’s financial statements.

•	Prior to release, the Committee shall review all announcements of interim and annual financial results, as well as periodic earnings guidance to be publicly released by the Company, and discuss such announcements with management and the independent auditors.

•	The Committee shall review the Company’s interim financial statements with management and the independent auditors prior to filing of the Company’s Quarterly Report on Form 10-Q, including their judgment about the quality (not just acceptability) of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the interim financial statements. The Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

•	The Committee shall review with management and the independent auditors the consolidated financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K), including their judgment about the quality (not just acceptability) of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the consolidated financial statements. In addition, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. Further, the Committee shall indicate to the Board whether the Committee recommends that the audited financial statements be included in the Company’s Annual Report on Form 10-K and shall review and approve the report required to be included in the Company’s annual proxy statement.

•	The Committee shall review and reassess the adequacy of this charter at least annually and submit the Charter to the Board for its approval.
It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.
Approved by American Medical Systems Holdings, Inc. Board of Directors
February 9, 2006

APPENDIX B
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
~~[COMPOSITE AS AMENDED THROUGH MARCH 4, 2005]~~(AS AMENDED THROUGH MAY 4, 2006)
     American Medical Systems Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
     FIRST: American Medical Systems Holdings, Inc. originally filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on March 17, 2000, which was amended by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on August 14, 2000, and a Certificate of Amendment filed with the Secretary of State of Delaware on March 4, 2005.
     SECOND: This Second Amended and Restated Certificate of Incorporation was duly adopted by and in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.
     THIRD: This Second Amended and Restated Certificate of Incorporation not only restates and integrates, but also amends the provisions of the corporation’s Amended and Restated Certificate of Incorporation, as amended.
     FOURTH: All amendments reflected in this Second Amended and Restated Certificate of Incorporation have been duly proposed by the Board of Directors of the corporation and adopted by the stockholders of the corporation in the manner and by the vote prescribed by Section 242 of the General Corporation Law of the State of Delaware.
     FIFTH: The text of the Amended and Restated Certificate of Incorporation, as amended, of the corporation is hereby amended and restated to read in its entirety as follows.
ARTICLE I.
     The name of the corporation is:
     American Medical Systems Holdings, Inc. (the “Corporation”).
ARTICLE II.
     The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III.
     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV.
     The total authorized capital stock of the Corporation shall be Two Hundred ~~Twenty-five Million (225,000,000) shares consisting of (i) Two Hundred Million (200,000,000) shares of Common Stock, $.01 par value per share (“Voting Common Stock”); (ii) Twenty Million (20,000,000) shares of Non-Voting Common Stock, $.01 par value per share (“Non-Voting Common Stock,” and together with the Voting Common Stock, “Common Stock”); and (iii) Five Million (5,000,000) shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).~~Million (200,000,000) shares of common stock, $.01 par value per share.

     ~~(a)      Common Stock.~~
     ~~(i) Ranking. Except with respect to voting rights and the conversion rights of the Non-Voting Common Stock, the Voting Common Stock and the Non-Voting Common Stock shall in all respects have the same powers, rights and qualifications (including, relative, participating, optional and other special rights, dividend rights and rights on liquidation, dissolution or winding up) and shall rank pari passu with each other.~~
     ~~(ii) Dividends. Subject to the preferences and other rights of the Preferred Stock, if any, the holders of Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. Holders of shares of Voting Common Stock and Non-Voting Common Stock shall be entitled to share equally, share for share, in such dividends, except that if dividends are declared which are payable in shares of Voting Common Stock or Non-Voting Common Stock, dividends shall be declared which are payable at the same rate in both classes of stock and the dividends payable in shares of Voting Common Stock shall be payable to the holders of that class of stock and the dividends payable in shares of Non-Voting Common Stock shall be payable to the holders of that class of stock.~~
     ~~(iii) Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, voluntary or involuntary, after payment or provision for payment to the holders of the Corporation’s Preferred Stock of the amounts to which they may be entitled as set out above, the remaining assets of the Corporation available to stockholders shall be distributed equally per share to the holders of Common Stock irrespective of class.~~
     ~~(iv) Voting.~~
     ~~(A) Voting Common Stock. Except as otherwise provided herein or by law, each holder of Voting Common Stock shall be entitled to one vote in respect of each share of Voting Common Stock held of record on all matters submitted to a vote of stockholders.~~
     ~~(B) Non-Voting Common Stock.~~
     ~~(1) Except as required by law or by paragraph (a)(iv)(B)(3) below, the holders of Non-Voting Common Stock shall not be entitled to vote on any matters to be voted on by the stockholders of the Corporation.~~
     ~~(2) Notwithstanding paragraph (a)(iv)(B)(1) above the holders of the Non-Voting Common Stock shall be entitled to the same notice of meetings of stockholders as the holders of the Voting Common Stock.~~
     ~~(3) The Corporation shall not (y) amend, alter or repeal paragraphs (a)(ii) or (a)(iii) if such amendment, alteration or repeal would cause the Voting Common Stock to obtain a liquidation preference or right or a dividend preference or right more favorable than that of the Non-Voting Common Stock or (z) amend, alter or repeal paragraphs (a)(i) or (a)(v), in either case without the approval of the holders of at least a majority of the then outstanding aggregate number of shares of Non-Voting Common Stock (with each share of Non-Voting Common Stock entitled to one vote), given in writing or by vote at a meeting, with the Non-Voting Common Stock consenting or voting (as the case may be) together as a single class.~~
     ~~(v) Conversion of Non-Voting Common Stock.~~
     ~~(A) Each holder of Non-Voting Common Stock shall, at such holder’s option, be entitled to convert into an equal number of fully paid and nonassessable shares of Voting Common Stock any or all of the shares of such holder’s Non-Voting Common Stock; provided that (i) any Conversion Event (as defined in paragraph (a)(v)(B) below) shall have occurred (or is expected to occur as described in paragraph (a)(v)(D) below), in which case, such holder shall be entitled to convert any or all of the shares of such holder being (or expected to be) distributed, disposed of or sold in connection with such Conversion Event or (ii) the holder thereof delivers to the Corporation, together with the notice of election and the applicable stock certificates, a certificate of such holder to the effect that (x) such holder is a person other than Warburg, Pincus Equity Partners, L.P. (“WPEP”) or any affiliate (as defined in~~

~~Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor rule) of WPEP, or (y) if such holder is WPEP, upon such conversion and giving effect thereto, such holder and all affiliates of such holder will collectively own beneficially of record no more than fifty percent (50%) of the then outstanding shares of Voting Common Stock (it being understood that the provisions of this clause (y) shall apply in the case of a contemporaneous conversion and distribution by WPEP to its partners where the shares so converted are registered in the names of such partners). The Corporation or its transfer agent shall rely on any such certificate as accurately setting forth the facts therein stated, unless the Corporation has actual knowledge of the falseness of any such statements of fact.~~
     ~~(B) For purposes of this paragraph (a)(v), a “Conversion Event” shall mean (w) any sale in connection with any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act and a public sale pursuant to Rule 144 of the Securities and Exchange Commission thereunder or any similar rule then in force), (x) any sale (including by way of merger, consolidation or other similar transaction) of securities of the Corporation to a person or group of persons (within the meaning of the Exchange Act) if, after such sale, such person or group of persons, in the aggregate, would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the Corporation’s directors (provided that such sale has been approved by the Board of Directors or a committee thereof), (y) any sale (including by way of merger, consolidation or other similar transaction) of securities of the Corporation to a person or group of persons (within the meaning of the Exchange Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the Corporation (excluding any shares of Non-Voting Common Stock being converted and disposed of in connection with such Conversion Event) which possess, in the aggregate, the ordinary voting power to elect a majority of the Corporation’s directors, and (z) any sale of securities of the Corporation to a person or group of persons (within the meaning of the Exchange Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the Corporation. For purposes of this paragraph 3(e)(ii), a “person” shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization.~~
     ~~(C) Each holder of Non-Voting Common Stock shall be entitled to convert shares of Non-Voting Common Stock which are to be distributed, disposed of or sold in connection with any Conversion Event if such holder reasonably believes that such Conversion Event will be consummated. The Corporation will not retire the shares of Non-Voting Common Stock so converted before the tenth day following such Conversion Event and will reserve such shares until such tenth day for reissuance in compliance with the next sentence. If any shares of Non-Voting Common Stock are converted into shares of Voting Common Stock in connection with a Conversion Event and such shares of Voting Common Stock are not actually distributed, disposed of or sold pursuant to such Conversion Event, such shares of Voting Common Stock shall be promptly converted back into the same number of shares of Non-Voting Common Stock.~~
     ~~(D) In order to exercise the conversion privilege in this paragraph (a)(v), a holder of Non-Voting Common Stock shall surrender to the Corporation at its principal offices, or to any transfer agent for the Corporation, a certificate or certificates for Non-Voting Common Stock to be converted together with (y) a certificate of such holder stating such holder’s reasonable belief that such holder is entitled to convert pursuant to the terms hereof (which certificate shall be conclusive and shall obligate the Corporation to effect such conversion in a timely manner) (a “Conversion Eligibility Certificate”) and (z) a written notice to the Corporation that such holder has elected to convert such shares, or, if less than all shares represented by such certificate are to be converted, the portion of the shares represented thereby to be converted. Such notice shall also state the name or names (with addresses) in which the certificates for shares of Voting Common Stock issuable upon such conversion shall be issued, subject to any restrictions on transfer relating to shares of Non-Voting Common Stock or shares of Voting Common Stock issuable upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. Non-Voting Common Stock shall be deemed converted for all purposes including without limitation the taking of a record date for a meeting of the stockholders of the Corporation, upon receipt by the Corporation or its transfer agent of such certificates evidencing such shares accompanied by a Conversion Eligibility Certificate and such notice of election to convert.~~

     ~~(E) If any certificate evidencing Non-Voting Common Stock surrendered to the Corporation for conversion evidences shares of Non-Voting Common Stock in addition to the shares of Non-Voting Common Stock being so converted, then following such conversion, the Corporation shall cause to be executed and delivered to the holder thereof, at the expense of the Corporation, a new certificate evidencing the balance of the Non-Voting Common Stock that was not so converted.~~
     ~~(F) The Corporation shall at all times reserve and keep available out of its authorized but unissued Voting Common Stock the full number of shares of such stock into which all authorized shares of Non-Voting Common Stock are convertible solely for the purpose of effecting the conversion of the shares of Non-Voting Common Stock; and if at any time the number of authorized but unissued shares of Voting Common Stock shall not be sufficient to effect the conversion of all then authorized shares of Non-Voting Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Voting Common Stock, to such number of shares as shall be sufficient for such purpose, including without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.~~
     ~~(vi) Reclassifications. The Corporation shall not effect any stock split or division, reverse stock split, stock dividend, reclassification, reorganization, combination, recapitalization or consolidation of either class of Common Stock, unless the Corporation shall also contemporaneously effect a stock split or division, reverse stock split, stock dividend, reclassification, reorganization, combination or consolidation on the same terms with respect to the other class of Common Stock; provided, that in any such transaction, only holders of Voting Common Stock shall receive shares of Voting Common Stock and only holders of Non-Voting Common Stock shall receive shares of Non-Voting Common Stock.~~
     ~~(b) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share held.~~
ARTICLE V.
     In furtherance and not in limitation of the powers conferred by statute, the By-Laws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire Board of Directors.
ARTICLE VI.
     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders ~~or any class of them~~, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders ~~or class of stockholders~~ of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders ~~or class of stockholders~~ of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement~~, the said compromise or arrangement~~, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders ~~or class of stockholders~~ of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VII.
     Elections of directors need not be by written ballot.
ARTICLE VIII.
     (a) The Corporation shall indemnify to the fullest extent authorized or permitted under and in accordance with the laws of the State of Delaware (as now or hereafter in effect) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     (b) Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article.
     (c) The indemnification and other rights set forth in this Article shall not be exclusive of any provisions with respect thereto in the By-Laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.
     (d) Neither the amendment nor repeal of paragraph (a), (b) or (c), nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with paragraph (a), (b) or (c), shall eliminate or reduce the effect of paragraphs (a), (b) and (c), in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to paragraph (a), (b) or (c), if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.
     (e) No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (b) shall be liable by reason that, in addition to any and all other requirements for liability, he or she:
     (i) shall have breached his or her duty of loyalty to the Corporation or its stockholders;
     (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;
     (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or
     (iv) shall have derived an improper personal benefit.

     If the General Corporation Law of the State of Delaware is amended after the date of this Second Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
ARTICLE IX.
     The number of directors which shall constitute the entire Board of Directors shall not be less than one (1) nor more than nine (9), which number shall be determined from time to time by the Board of Directors. The Directors shall be divided into three (3) classes, as nearly equal in number as possible. The term of office of the first class shall expire at the 2001 annual meeting of the stockholders of the Corporation; the term of office of the second class shall expire at the 2002 annual meeting of the stockholders of the Corporation; and the term of office of the third class shall expire at the 2003 annual meeting of the stockholders of the Corporation. At each annual meeting of the stockholders after such classification, the number of directors equal to the number of the class whose term expires on the day of such meeting shall be elected for a term of three (3) years. Directors shall hold office until expiration of the terms for which they were elected and qualified; provided, however, that a director may be removed from office as a director at any time by the stockholders, but only for cause, and only by the affirmative vote of a majority of the outstanding voting power entitled to elect such director. If the office of any director becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, increase in the number of directors or otherwise, a majority of the remaining directors, although less than a quorum, at a meeting called for that purpose, may choose a successor, who, unless removed for cause as set forth above, shall hold office until the expiration of the term of the class for which appointed or until a successor shall be elected and qualified. This Article IX may not be altered, amended or repealed, in whole or in part, unless authorized by the affirmative vote of the holders of not less than two-thirds of the outstanding voting power entitled to vote.
ARTICLE X.
     The Corporation reserves the right to amend, alter, change, or repeal any provisions contained in this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, MAY 4, 2006

proxy

This proxy is solicited by the Board of Directors
     The undersigned hereby appoint(s) Martin J. Emerson and Carmen L. Diersen, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of voting common stock of American Medical Systems Holdings, Inc. held of record by the undersigned on March 22, 2006, at the May 4, 2006, Annual Meeting of Stockholders, or any adjournment thereof.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
See reverse for voting instructions.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors:	01 Thomas E. Timbie	02 Elizabeth H. Weatherman	☐	Vote FOR all nominees	☐	Vote WITHHELD from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to approve and adopt the Second Amended and Restated Certificate of Incorporation.	☐	For	☐	Against	☐	Abstain

3.	Proposal to ratify the selection of Ernst & Young as independent auditors for 2006.	☐	For	☐	Against	☐	Abstain

4.	In their discretion, the proxies are authorized to vote upon such other business, as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1 AND FOR THE APPROVAL OF PROPOSALS 2 AND 3.
Address Change? Mark Box ☐ Indicate changes below:

Date	, 2006

Signature(s) in Box
Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.